Exhibit 99.1

L. B. Foster Company Reports Improved First Quarter Results

          PITTSBURGH, April 27 /PRNewswire-FirstCall/ -- L.B. Foster Company (Nasdaq: FSTR), a manufacturer, fabricator, and distributor of rail, construction, and tubular products, today reported net income of $0.6 million ($0.06 per share) in the first quarter of 2005 versus a net loss of $0.1 million ($0.01 per share) in the first quarter of 2004.

          Net sales for the first quarter of 2005 were $75.3 million compared to $65.5 million in 2004, an increase of 15% primarily due to New Rail Distribution and Piling sales.  Gross margins improved by 1.5 percentage points to 10.6%. Selling and administrative expenses rose 12% from the prior year period due to increases in employee benefits, advertising, and audit fees.  First quarter interest expense declined 8% from the prior year due to the retirement of a $10.0 million LIBOR based interest rate collar agreement in April 2004 that had a minimum annual interest rate.  Other income declined by $0.2 million as the prior year results included a gain from the sale of the Company’s former Newport, KY pipe coating machinery and equipment which had been classified as “held for resale.”

          Cash flow from operations was positive for the first quarter of 2005. Capital expenditures for the first quarter of 2005 were $1.2 million which was consistent with 2004 levels; however, as previously announced, the Company currently anticipates its full year capital spending to exceed $15.0 million in order to fulfill its concrete tie agreement with the Union Pacific Railroad.

          “We are extremely pleased with our performance in the first quarter, particularly in piling and rail distribution, where piling sales were up 28% over last year and rail distribution sales were up 42%.  This led to our highest income level in seven years,” stated Stan L. Hasselbusch, President and CEO.

          He continued, “Equally important was the increase in order entry.  Sales bookings were up over 30% when compared to the first quarter of 2004 and 40% when compared to the first quarter of 2003.  We expect this dramatic increase to lead to improved earnings for the balance of 2005.”

          The Company wishes to caution readers that various factors could cause the actual results of the Company to differ materially from those indicated by forward-looking statements in news releases, and other communications, including oral statements, such as references to future profitability, made from time to time by representatives of the Company.  Specific risks and uncertainties that could affect the Company’s profitability include, but are not limited to, general economic conditions, adequate funding for infrastructure projects (including the passage of an adequate highway and transit bill), the potential value of the Dakota Minnesota & Eastern Railroad, delays or problems encountered during construction or implementation at our concrete tie facilities, and the continued availability of existing and new piling products. Matters discussed in such communications are forward-looking statements that involve risks and uncertainties.  Sentences containing words such as “anticipates,” “expects,” or “will,” generally should be considered forward-looking statements.  More detailed information on these and additional factors which could affect the Company’s operating and financial results are described in the Company’s Forms 10-K, 10-Q and other reports, filed or to be filed with the Securities and Exchange Commission.  The Company urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces.  The forward-looking statements contained in this press release are made only as of the date hereof, and the Company undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
L. B. FOSTER COMPANY AND SUBSIDIARIES
(In Thousands, Except Per Share Amounts)

	Three Months Ended March 31,

	2005	2004

	(Unaudited)
NET SALES	$75,314	$65,452
COSTS AND EXPENSES:
Cost of goods sold	67,314	59,470
Selling and administrative expenses	7,169	6,401
Interest expense	424	463
Other income	(500)	(694)
	74,407	65,640
INCOME (LOSS) BEFORE INCOME TAXES	907	(188)
INCOME TAXES	279	(75)
NET INCOME (LOSS)	$628	$(113)
BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE	$0.06	$(0.01)
AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - BASIC	10,066	9,806
AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - DILUTED	10,395	10,149

L. B. Foster Company and Subsidiaries
Consolidated Balance Sheet
($ 000’s)

	March 31, 2005	December 31, 2004

	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash items	$4,708	$280
Accounts and notes receivable:
Trade	47,559	39,759
Other	248	170
Inventories	52,314	42,014
Current deferred tax assets	1,289	1,289
Other current assets	1,332	786
Total Current Assets	107,450	84,298
OTHER ASSETS:
Property, plant & equipment-net	31,593	30,378
Goodwill	350	350
Other intangibles - net	392	430
Investments	14,944	14,697
Deferred tax assets	3,878	3,877
Other non-current assets	65	65
Total Other Assets	51,222	49,797
	$158,672	$134,095
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities on long-term debt	$775	$477
Short-term borrowings	0	112
Accounts payable-trade and other	45,902	27,736
Accrued payroll and employee benefits	2,705	3,308
Current deferred tax liabilities	3,942	3,942
Other accrued liabilities	2,331	1,892
Total Current Liabilities	55,655	37,467
LONG-TERM BORROWINGS	19,000	14,000
OTHER LONG-TERM DEBT	4,199	3,395
DEFERRED TAX LIABILITIES	2,898	2,898
OTHER LONG-TERM LIABILITIES	2,362	2,592
STOCKHOLDERS’ EQUITY:
Class A Common stock	102	102
Paid-in Capital	35,179	35,131
Retained Earnings	40,507	39,879
Treasury Stock	(515)	(654)
Accumulated Other Comprehensive Loss	(715)	(715)
Total Stockholders’ Equity	74,558	73,743
	$158,672	$134,095

SOURCE  L. B. Foster Company
          -0-                    04/27/2005
          /CONTACT:  Stan L. Hasselbusch of L. B. Foster Company, +1-412-928-3417,
or fax, +1-412-928-7891, or investors@LBFosterCo.com